Exhibit 99.2

To the Non-Managing Members of

CMF FORT Contrarian Master Fund LLC

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC Trading Manager,
CMF FORT Contrarian Master Fund LLC

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

Report of Independent Registered Public Accounting Firm

To the Managing Member of CMF FORT Contrarian Master Fund LLC (in liquidation),

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of CMF FORT Contrarian Master Fund LLC (in liquidation) (the “Trading Company”) as of October 31, 2021 and December 31, 2020, including the condensed schedule of investments as of December 31, 2020, the related statements of income and expenses, and changes in members’ capital for the period January 1, 2021 to October 31, 2021 (termination of operations) and each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trading Company at October 31, 2021 and December 31, 2020, and the results of its operations and changes in its members’ capital for the period from January 1, 2021 to October 31, 2021 and each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on the Trading Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Trading Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2020, by correspondence with the custodian and brokers. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Liquidation Basis of Accounting

As described in Note 1 to the financial statements, the Managing Member of the Trading Company has decided to liquidate the Trading Company and the Trading Company determined liquidation is imminent. As a result, the Trading Company changed its basis of accounting from the going concern basis to the liquidation basis. Our opinion is not modified with respect to this matter.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. We determined that there are no critical audit matters.

/s/ Ernst & Young LLP

We have served as the auditor of the Trading Company since 2018.

Boston, MA

January 20, 2022

CMF FORT Contrarian Master Fund LLC

Statements of Financial Condition

October 31, 2021 (Termination of Operations) (Liquidation Basis)

and December 31, 2020

	October 31,	December 31,
	2021*	2020
Assets:
Equity in trading account:
Unrestricted cash (Note 2e)	$29,989,423	$53,734,253
Restricted cash (Note 2e)	-	5,113,328
Net unrealized appreciation on open futures contracts	-	609,262

Total equity in trading accounts	29,989,423	59,456,843

Total assets	$29,989,423	$59,456,843

Liabilities and Members’ Capital:
Liabilities:
Accrued expenses:
Professional fees	$41,500	$34,576
Redemptions payable (Note 8c)		1,456,789
Liquidation redemptions payable (Note 11)	29,947,923	-

Total liabilities	29,989,423	1,491,365

Members’ Capital:
Managing Member	-	-
Non-Managing Members	-	57,965,478

Total Members’ capital (net asset value)	-	57,965,478

Total liabilities and Members’ capital	$29,989,423	$59,456,843

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

CMF FORT Contrarian Master Fund LLC

Condensed Schedule of Investments

December 31, 2020

	Number of Contracts	Fair Value	% of Members’ Capital
Futures Contracts Purchased
Currencies	168	$118,873	0.21%
Energy	4	(1,825)	(0.00)	*
Indices	339	495,498	0.85
Interest Rates U.S.	225	(68,578)	(0.12)
Interest Rates Non-U.S.	2,307	63,004	0.11
Metals	15	36,192	0.06

Total futures contracts purchased		643,164	1.11

Futures Contracts Sold
Currencies	78	(17,966)	(0.03)
Energy	77	9,382	0.02
Indices	10	(20,494)	(0.04)
Interest Rates U.S.	31	(539)	(0.00)	*
Interest Rates Non-U.S.	579	(4,285)	(0.01)

Total futures contracts sold		(33,902)	(0.06)

Net unrealized appreciation on open futures contracts		$609,262	1.05%

* Due to rounding

See accompanying notes to financial statements.

CMF FORT Contrarian Master Fund LLC

Statements of Income and Expenses

For the Period from January 1, 2021 to October 31, 2021 (Termination of Operations)

(Liquidation Basis) and for the Years Ended December 31, 2020 and 2019

	2021*	2020	2019

Investment Income:

Interest income	$11,371	$403,162	$3,141,835

Expenses:

Brokerage, clearing and transaction fees (Note 2h)	85,195	287,419	471,608

Professional fees	54,258	66,424	68,091

Total expenses	139,453	353,843	539,699

Net investment income (loss)	(128,082)	49,319	2,602,136

Trading Results:

Net gains (losses) on trading of commodity interests:

Net realized gains (losses) on closed contracts	(15,977)	(3,988,584)	35,238,433

Net change in unrealized gains (losses) on open contracts	(609,873)	2,593,979	(981,129)

Total trading results	(625,850)	(1,394,605)	34,257,304

Net income (loss)	$(753,932)	$(1,345,286)	$36,859,440

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

CMF FORT Contrarian Master Fund LLC

Statements of Changes in Members’ Capital

For the Period from January 1, 2021 to October 31, 2021 (Termination of Operations)

(Liquidation Basis) and for the Years Ended December 31, 2020 and 2019

	Managing	Non-Managing
	Member	Members	Total

Members’ Capital, December 31, 2018	$-	$178,393,437	$178,393,437
Capital contributions - Non-Managing Members	-	36,134,114	36,134,114
Capital withdrawals - Non-Managing Members	-	(117,247,269)	(117,247,269)
Distribution of interest income to feeder funds	-	(3,141,835)	(3,141,835)
Net income (loss)	-	36,859,440	36,859,440

Members’ Capital, December 31, 2019	-	130,997,887	130,997,887
Capital contributions - Non-Managing Members	-	10,325,000	10,325,000
Capital withdrawals - Non-Managing Members	-	(81,608,961)	(81,608,961)
Distribution of interest income to feeder funds	-	(403,162)	(403,162)
Net income (loss)	-	(1,345,286)	(1,345,286)

Members’ Capital, December 31, 2020	-	57,965,478	57,965,478
Capital contributions - Non-Managing Members	-	566,667	566,667
Capital withdrawals - Non-Managing Members	-	(57,766,842)	(57,766,842)
Distribution of interest income to feeder funds	-	(11,371)	(11,371)
Net income (loss)	-	(753,932)	(753,932)

Members’ Capital, October 31, 2021	$-	$-	$-

See accompanying notes to financial statements.

CMF FORT Contrarian Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

1.           Organization:

CMF FORT Contrarian Master Fund LLC (the “Trading Company”) was formed on September 13, 2017, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to engage in the speculative trading of commodities, domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 4, “Financial Instruments”). Prior to the Trading Company’s termination, the Trading Manager (as defined below) was permitted to invest up to all of the Trading Company’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates.

The Trading Company commenced operations on January 1, 2018. On October 21, 2021, the Trading Manager terminated the management agreement by and among the Advisor (as defined below), the Trading Company and the Trading Manager effective as of the close of business on October 31, 2021. As a result, the Trading Company terminated operations on October 31, 2021 and the Trading Company changed its basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Trading Company to record assets and liabilities at the values expected to be received or paid in liquidation. The Trading Company was liquidated in accordance with the terms of its operating agreement.

Ceres Managed Futures LLC (“Ceres”, the “Managing Member” or the “Trading Manager”) was the trading manager and the managing member of the Trading Company. Ceres is a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses.

Prior to the Trading Company’s termination of operations effective October 31, 2021, Ceres had retained FORT, L.P. (“FORT” or the “Advisor”), an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), to trade Futures Interests on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invested its assets in the Trading Company, which allocated substantially all of its assets in the trading program of FORT which made investment decisions for the Trading Company. As of December 31, 2020, Ceres Orion L.P. (“Orion”) (a New York limited partnership) was the Member of the Trading Company and owned 100% of the Trading Company. On October 31, 2021, Orion fully withdrew as a Member of the Trading Company.

The clearing commodity broker for the Trading Company was Morgan Stanley & Co. LLC (“MS&Co.”). MS&Co. is a wholly-owned subsidiary of Morgan Stanley.

The Trading Manager had delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnished certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintained certain books and records of the Trading Company.

2.           Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Trading Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

CMF FORT Contrarian Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

The financial statements of the Trading Company as of and for the period from January 1, 2021 to October 31, 2021 were prepared using the liquidation basis of accounting. The liquidation basis of accounting requires the Trading Company to record assets and liabilities at the values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Trading Company’s carrying value of assets and liabilities or its results of operations. All carrying values are expected to be realized by the Trading Company during liquidation. The liquidation basis of accounting also requires the financial statements to include a statement of net assets or a statement of changes in net assets available to members. The Statements of Changes in Members’ Capital (included herein) present the same information and thus the financial statements include a statement of net assets available to Members for the period from January 1, 2021 to October 31, 2021.

b.

Statement of Cash Flows. The Trading Company did not provide a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Members’ Capital are included herein. As of October 31, 2021 and for the period from January 1, 2021 to October 31, 2021 (termination of operations) and for the years ended December 31, 2020 and 2019, the Trading Company carried no debt and all of the Trading Company’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

c.

Trading Company’s Investments. All Futures Interests held by the Trading Company, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The Futures Interests were recorded on trade date and open contracts were recorded at fair value (as described in Note 6, “Fair Value Measurements”) at the measurement date. Gains or losses were realized when contracts were liquidated and were determined using the first-in, first-out method. Unrealized gains or losses on open contracts were included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses were included in the Statements of Income and Expenses.

d.

Foreign Currency Transactions and Translation. The Trading Company’s functional currency was the U.S. dollar; however, the Trading Company may have transacted business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments were not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but were included in net realized gains (losses) on closed contracts and net change in unrealized gains (losses) on open contracts in the Statements of Income and Expenses.

e.

Restricted and Unrestricted Cash. The cash held by the Trading Company available for trading in Futures Interests was on deposit in a commodity brokerage account with MS&Co. The Trading Company’s restricted cash was equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. There was no cash held for margin requirements at October 31, 2021 (termination of operations). At December 31, 2020, the amount of cash held for margin requirements was $5,113,328. Restricted and unrestricted cash includes cash denominated in foreign currencies of $(154,709) (proceeds of $155,381) and $120,583 (cost of $119,300) as of October 31, 2021 (termination of operations) and December 31, 2020, respectively.

CMF FORT Contrarian Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

f.

Income Taxes. Income taxes were not recorded, as each Member was individually liable for the taxes, if any, on its share of the Trading Company’s income and expenses. The Trading Company followed the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Trading Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold were recorded as a tax benefit or liability in the Statements of Financial Condition for the current year. If a tax position did not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, was recognized in the Statements of Income and Expenses in the years in which the position was claimed or was expected to be claimed. The Trading Manager has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements. The Trading Company filed U.S. federal and various state and local tax returns. No income tax returns are currently under examination. All periods since inception remain subject to examination by U.S. federal and most state tax authorities.

g.

Investment Company Status. The Trading Company was deemed to be an investment company since inception. Accordingly, the Trading Company followed the investment company accounting and reporting guidance of Accounting Standards Update 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and reflected its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

h.

Brokerage, Clearing and Transaction Fees. The Trading Company accrued and paid brokerage, clearing and transaction fees to MS&Co. Brokerage fees were paid as they were incurred on a half-turn basis at 100% of the rates that MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company paid transaction and clearing fees as they were incurred.

i.

Equity in Trading Account. The Trading Company’s asset “Equity in trading account,” reflected in the Statements of Financial Condition, consisted of (a) cash on deposit in the commodity brokerage account with MS&Co., a portion of which was used as margin for trading, (b) net unrealized appreciation on open futures contracts, if any, which were at fair value and calculated as the difference between the original contract value and fair value, as applicable and (c) U.S. Treasury bills, at fair value, if any.

The Trading Company, in its normal course of business, entered into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading resulted in unrealized gains or losses, these amounts were offset for the Trading Company and were reported on a net basis in the Statements of Financial Condition.

The Trading Company offset its unrealized gains or losses on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co. as the counterparty on such contracts. The Trading Company consistently applied its right to offset.

CMF FORT Contrarian Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

3.           Advisor:

Ceres had retained FORT to make all trading decisions for the Trading Company prior to FORT’s termination effective October 31, 2021.

Fees were paid to FORT directly by the Members in accordance with the compensation provisions of the relevant management agreements between each Member and FORT.

4.           Financial Instruments:

The Advisor traded Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. The fair value of an exchange-traded contract is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. Futures Interests were fair valued as discussed in Note 6, “Fair Value Measurements.”

The Trading Company’s contracts were accounted for on a trade-date basis. Gains or losses were realized when contracts are liquidated and were determined using the first-in, first-out method.

5.           Trading Activities:

The Trading Company’s objective was to profit from speculative trading in Futures Interests. Therefore, the Advisor for the Trading Company took speculative positions in Futures Interests where it felt the best profit opportunities existed for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.

Prior to its termination as of October 31, 2021, none of the Trading Company’s current contracts were traded over-the-counter.

All of the Futures Interests owned by the Trading Company were held for trading purposes. The monthly average number of futures contracts traded during the period from January 1, 2021 to October 31, 2021 and for the year ended December 31, 2020 were 2,594 and 5,907, respectively.

There were no open positions as of October 31, 2021 (termination of operations).

CMF FORT Contrarian Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

The following table summarizes the gross and net amounts recognized relating to the assets and liabilities of the Trading Company’s derivative instruments and transactions eligible for offset subject to master netting agreements or similar agreements as of December 31, 2020.

		Gross Amounts	Amounts
		Offset in the	Presented in the	Gross Amounts Not Offset in the
		Statements of	Statements of	Statements of Financial Condition
	Gross Amounts	Financial	Financial	Financial	Cash Collateral
December 31, 2020	Recognized	Condition	Condition	Instruments	Received/Pledged *	Net Amount

Assets
Futures	$1,002,109	$(392,847)	$609,262	$-	$-	$609,262

Total assets	$1,002,109	$(392,847)	$609,262	$-	$-	$609,262

Liabilities
Futures	$(392,847)	$392,847	$-	$-	$-	$-

Total liabilities	$(392,847)	$392,847	$-	$-	$-	$-

Net fair value						$609,262	*

*

In the event of default by the Trading Company, MS&Co., the Trading Company’s commodity futures broker and a counterparty to certain of the Trading Company’s non-exchange-traded contracts, as applicable, had the right to offset the Trading Company’s obligation with the Trading Company’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. In certain instances, a counterparty may not post collateral and as such, in the event of default by such counterparty, the Trading Company was exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Trading Company’s exposure to counterparty risk may have been reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may have been available in the event of a default.

CMF FORT Contrarian Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

The following table indicates the Trading Company’s gross fair values of derivative instruments of futures contracts as separate assets and liabilities as of December 31, 2020.

December 31, 2020

Assets

Futures Contracts

Currencies	$137,436

Energy	50,026

Indices	590,307

Interest Rates U.S.	30,188

Interest Rates Non-U.S.	156,847

Metals	37,305

Total unrealized appreciation on open futures contracts	1,002,109

Liabilities

Futures Contracts

Currencies	(36,529)

Energy	(42,469)

Indices	(115,303)

Interest Rates U.S.	(99,305)

Interest Rates Non-U.S.	(98,128)

Metals	(1,113)

Total unrealized depreciation on open futures contracts	(392,847)

Net unrealized appreciation on open futures contracts	$609,262 *

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.

CMF FORT Contrarian Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the period from January 1, 2021 to October 31, 2021 (termination of operations) and for the years ended December 31, 2020 and 2019.

Sector	2021		2020		2019
Currencies	$(418,223)		$(5,219,049)		$(219,294)
Energy	(1,072,172)		(722,665)		187,687
Grains	(123,597)		-		-
Indices	5,411,977		(4,236,238)		22,446,623
Interest Rates U.S.	(2,075,602)		4,653,929		2,548,515
Interest Rates Non-U.S.	(2,242,254)		4,881,507		9,538,308
Livestock	(6,400)		-		-
Metals	(54,686)		(752,089)		(244,535)
Softs	(44,893)		-		-

Total	$(625,850)	**	$(1,394,605)	**	$34,257,304	**

**	This amount is in “Total trading results” in the Statements of Income and Expenses.

6.            Fair Value Measurements:

Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts was determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts was extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts was calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills were valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Trading Company considered prices for commodity futures, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations were not readily available were priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of October 31, 2021 (termination of operations) and December 31, 2020, for the period from January 1, 2021 to October 31, 2021 (termination of operations) and for the year ended December 31, 2020, the Trading Company did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the Trading Manager’s assumptions and internal valuation pricing models (Level 3).

There were no open positions as of October 31, 2021 (termination of operations).

CMF FORT Contrarian Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

December 31, 2020	Total	Level 1	Level 2	Level 3
Assets
Futures	$1,002,109	$1,002,109	$-	$-

Total assets	$1,002,109	$1,002,109	$-	$-

Liabilities
Futures	$392,847	$392,847	$-	$-

Total liabilities	$392,847	$392,847	$-	$-

7.	Financial Instrument Risk:

The Members’ investments in the Trading Company exposed the Members to various types of risks that were associated with Futures Interests trading and markets in which the Trading Company invested. The significant types of financial risks which the Trading Company was exposed to are market risk, liquidity risk, counterparty credit risk and changes in interest rates.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invested and changes in interest rates made the Members’ investments volatile. If FORT incorrectly predicted the direction of prices in the Futures Interests in which it invested, large losses could have occurred.

Illiquidity in the markets in which the Trading Company invested may have caused less favorable trade prices. Although FORT generally purchased and sold actively traded contracts where last trade price information and quoted prices were readily available, the prices at which a sale or purchase occurred may have differed from the prices expected because there may have been a delay between receiving a quote and executing a trade, particularly in circumstances where a market has limited trading volume and prices were often quoted for relatively limited quantities.

CMF FORT Contrarian Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company had credit risk and concentration risk, as MS&Co. or an MS&Co. affiliate were counterparties or brokers with respect to the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance was typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates were segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and were expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may have also been invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward and exchange-traded futures-styled option contracts were marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s non-exchange-traded forward currency contracts and forward currency option contracts, there were no daily settlements of variation in value, nor was there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company was required to meet margin requirements with the counterparty, which was accomplished by daily maintenance of the cash balance in a custody account and U.S. Treasury bills held at MS&Co. With respect to those non-exchange-traded forward currency contracts, the Trading Company was at risk to the ability of MS&Co., the counterparty on such contracts, to perform. The Trading Company had a netting agreement with the counterparty. These agreements, which sought to reduce both the Trading Company’s and the counterparty’s exposure on non-exchange-traded forward currency contracts, were intended to materially decrease the Trading Company’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

In the ordinary course of business, the Trading Company entered into contracts and agreements that contained various representations and warranties and which provided general indemnifications. The Trading Company’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Trading Company. The Trading Company considers the risk of any future obligation relating to these indemnifications to be remote.

8.	Members’ Capital:

a.

Members’ Capital. The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, U.S. Treasury bills, at fair value, unrealized appreciation on open futures contracts and other assets) less all liabilities (including, but not limited to, unrealized depreciation on open futures contracts, accrued professional fees and redemptions), determined in accordance with GAAP.

b.

Capital Contributions. Capital contributions by the Members could have been made monthly pending Ceres’ approval. Such capital contributions increased each contributing Member’s pro-rata share of the Trading Company’s Members’ Capital.

c.

Capital Withdrawals. Generally, each Member could have withdrawn all or a portion of its capital contributions and undistributed profits, if any, from the Trading Company as of the end of any month (the “Redemption Date”) after a request for redemption had been made to the Trading Manager at least three days in advance of the Redemption Date. However, a Member also had the right to request a withdrawal as of the end of any day if such request was received by the Trading Manager at least three days in advance of the proposed withdrawal day.

d.

Distributions. Distributions, other than capital withdrawals, were made on a pro-rata basis at the sole discretion of Ceres. Aside from the final distribution described in Note 11, “Liquidation of the Trading Company,” no distributions have been made to date. Prior to liquidation, Ceres did not intend to make any distributions of the Trading Company’s profits, except for distribution of interest income to feeder funds, as applicable.

CMF FORT Contrarian Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

9.	Financial Highlights:

Financial highlights for the non-managing Members as a whole for the period from January 1, 2021 to October 31, 2021 (termination of operations) and for the years ended December 31, 2020 and 2019 are as follows:

	2021*	2020	2019
Ratios to Average Members’ Capital:

Net investment income (loss) **	(0.3) %	0.1%	1.6%

Operating expenses	0.4%	0.4%	0.3%

Total return	(0.7) %	1.3%	23.8%

*                Calculated using pre-liquidation members’ capital and annualized, except for total return.

**              Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the period from January 1, 2021 to October 31, 2021 (termination of operations) and for the years ended December 31, 2020 and 2019. Additionally, these ratios were calculated for the non-managing Members’ share of income, expenses and average Members’ capital.

10.	Subsequent Events:

The Trading Manager evaluates events that occur after the balance sheet date but before and up until financial statements are issued. The Trading Manager has assessed the subsequent events through January 20, 2022, the date the financial statements were available to be issued and has determined that, other than disclosed in Note 11, “Liquidation of the Trading Company,” there were no subsequent events requiring adjustment to or disclosure in the financial statements.

11.	Liquidation of the Trading Company:

Payment of the Trading Company’s liquidation proceeds of $29,947,923 was made to the Members on November 2, 2021.